Exhibit 5.1

[Mykrolis Logo Appears Here]

Peter W. Walcott

Vice President & General Counsel

October 8, 2004

Mykrolis Corporation

129 Concord Road

Billerica, Massachusetts 01821

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 333,333 shares of common stock, par value $0.01 per share (the “Shares”) of Mykrolis Corporation (“Mykrolis”). All of the Shares are issued and outstanding and may be offered for sale for the benefit of the selling stockholders named in the Registration Statement. I understand that the Shares are to be sold from time to time at prevailing prices or as otherwise described in the Registration Statement. I have also examined the proceedings taken by you in connection with the issuance of the Shares. It is my opinion that the Shares are validly issued, fully paid and non-assessable.

In rendering this opinion I have examined and relied upon the information set forth in the Registration Statement and such other records, agreements, certificates and documents, and have made such other and further legal and factual inquiries, as I have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by me, I have relied upon certificates of public officials and officers of Mykrolis. The opinions expressed herein are limited to matters governed by the federal laws of the United States of America and the corporate laws of the State of Delaware.

I consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ Peter W. Walcott

Peter W. Walcott

Vice President & General Counsel